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                                                                   EXHIBIT 21.01

                                  SUBSIDIARIES

Cisco Systems Canada Limited
Cisco Systems Europe, S.A.R.L. (France)
Cisco Systems Import/Export Corporation (U.S. Virgin Islands)
Cisco Systems Belgium, S.A.
Cisco Systems Limited (U.K.)
Cisco Systems Australia PTY. Limited
Nihon Cisco Systems, K.K. (Japan)
Cisco Systems de Mexico, S.A. de C.V.
Cisco Systems New Zealand Limited
Cisco Systems (HK) Limited (Hong Kong)
Cisco Systems GmbH (Germany)
Cisco Systems (Italy) Srl
Cisco Systems GesmbH (Austria)
Cisco do Brasil Ltda. (Brazil)
Cisco Systems (Korea) Ltd.
VZ, Cisco Systems, C.A. (Venezuela)
Cisco Systems South Africa (Pty) Ltd.
Cisco Systems Sweden Aktiebolag
Cisco Systems (Switzerland) AG



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